Exhibit 23.3

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ambow Education Holding Ltd. on Amendment No. 1 to Form F-3 (File No. 333-264878) of our report dated May 2, 2022, with respect to our audits of the consolidated financial statements of Ambow Education Holding Ltd. as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 appearing in the Annual Report on Form 20-F of Ambow Education Holding Ltd. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY

June 14, 2022

www.marcumbp.com